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                                                                    EXHIBIT 20.1

                             [PETS.COM LETTERHEAD]


                                                                   PRESS RELEASE
--------------------------------------------------------------------------------


                                                      MEDIA CONTACT: KAREN GOULD
                                                                    415-343-1524
                                                                  KAREN@PETS.COM


                                                 INVESTOR CONTACT: JOHN CUMMINGS
                                                                    415-343-1525
                                                              JCUMMINGS@PETS.COM


FOR IMMEDIATE RELEASE

EQUITY RELATIONSHIP WITH DISCOVERY.COM AND ACCESS TO PETSTORE.COM CUSTOMER BASE
  AND LIVE FISH BUSINESS TO STRENGTHEN PETS.COM'S LEADERSHIP POSITION WITHOUT
                            ACCELERATING CASH NEEDS

    DISCOVERY.COM TO BECOME A SIGNIFICANT SHAREHOLDER AND HAVE A SEAT ON THE
                          PETS.COM BOARD OF DIRECTORS


SAN FRANCISCO, CA (June 13, 2000) - Pets.com (NASDAQ: IPET), a leading online provider of pet products, information and resources, today announced that it has entered into an agreement to acquire key assets and strategic partnerships of Petstore.com, which Pets.com believes will allow the company to extend its leadership position in the online pet category without accelerating its cash needs.

These assets include a strategic, equity relationship with Discovery.com, Inc., an affiliate company of the Animal Planet cable network, both owned by Discovery Communications. In addition, Pets.com will form a strategic relationship with Safeway Inc., one of the largest food and drug store chains in North America. Pets.com will also acquire Petstore.com's complete database of customers and newsletter subscribers, a significant portion of which are non-duplicative with the Pets.com database, the Petstore.com trademark, trade name and domain name, and Petstore.com's live fish business, Flying Fish Express. As part of the transaction, Pets.com will also receive a $3 million equity investment.

"This is a very exciting agreement for Pets.com. By acquiring these key assets and strategic relationships, we expect to reap the benefits of consolidation, and thus strengthen our position as the online pet category leader," said Julie Wainwright, Chairman and CEO of Pets.com. "Joining new, important partners with Pets.com's existing relationships with Amazon.com and GO.com will create a powerful combination that we believe will increase our customer base, brand awareness and revenue growth."

Relationship with Discovery.com
The cornerstone of the agreement is Pets.com's strategic alliance with Discovery.com, whose parent company, Discovery Communications, Inc., is the leading global real world media and entertainment company with 14 distinct media brands in 149 countries with 180 million total subscribers. The deep relationship with Discovery.com will build awareness of Pets.com and help drive traffic to the Pets.com site. The agreement includes offline media promotion of Pets.com on the Discovery family of television networks, which include Discovery Channel, TLC, Animal Planet, Travel Channel and Discovery Health Channel.


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In addition, Pets.com will have a one-year exclusive, integrated pets e-commerce tenancy on Discovery.com, Discovery's trusted guide to the internet which is devoted to enriching people's lives by offering rich, useful content and commerce in seven distinct categories: Discoveries, Animals/Pets, Health, Travel, Lifestyles, Schools and Kids. Pets.com will have the option to obtain up to three additional one-year periods of exclusivity. As part of the agreement, Discovery.com will also provide links from relevant content to the Pets.com site for a period of four years. Discovery.com's President and COO Michela English will also join the Pets.com Board of Directors.

"We are very excited about working with our new partner Pets.com, and believe that this transaction with Petstore.com will further secure Pets.com's strong position in the pets e-commerce space," said Michela English, President and COO of Discovery.com. "Today's announcement is another important step in our strategy to build the leading online destination for everyday living, and Discovery.com is committed to making our partnership with Pets.com a success so that together we can bring excellent pet content and commerce to animal lovers everywhere."

Relationship with Safeway
Pets.com will also establish a strategic marketing relationship with Safeway Inc., one of the largest food and drug store chains in North America that serves customers in 18 states. Under the 24-month marketing agreement, Safeway will promote Pets.com through various in-store programs and other means, and Pets.com will carry the Safeway SELECT pet food line on the Pets.com Web site.

Additional Petstore.com Assets
As part of the agreement, Pets.com will acquire a number of other Petstore.com assets, including the content on the Petstore.com site which is owned by Petstore.com, its live fish business Flying Fish Express, its strategic supplier agreements, and ownership of all of Petstore.com's URLs, trademarks and intellectual property related to the Petstore.com brand.

The transaction with Petstore.com is expected to close by the end of June 2000 upon completion of certain closing conditions. In connection with the Petstore.com transaction, Pets.com will receive a $3 million cash investment and will issue approximately 5.8 million shares of its common stock and approximately 850,000 shares of a redeemable non-voting, non-convertible series A preferred stock. There can be no assurance that the transaction will be completed. Furthermore, the Discovery.com and Safeway strategic agreements, as well as the equity investment in Pets.com, are conditioned on the completion of the transaction. If the transaction is not completed, Discovery.com and Safeway will be under no obligation to proceed with their strategic relationships with Pets.com.


About Pets.com: Pets.com (NASDAQ: IPET) is a leading online provider of pet products, information and resources. The company offers a broad and growing product selection of more than 15,000 SKUs, comparing favorably to the product selection of pet superstores, specialty stores and grocery stores to offer customers a convenient, one-stop shopping experience. In addition, at Pets.com, pet owners can find authoritative information from pet experts and veterinarians, community at Pets.com's message boards, and resources with Pets.com's database of veterinarians, pet sitters and more. Pets.com delivers on its commitment to consumers through its in-house fulfillment, customer service, merchandising, editorial, design and technology operations. Pets.com is led by a team of e-commerce and pet industry experts and enjoys backing from key investors, including Amazon.com and GO.com. Pets.com is based in San Francisco, CA.

About Discovery.com: Discovery.com is a wholly-owned subsidiary of Discovery Communications, Inc. (DCI), the leading global real-world media and entertainment company. DCI has grown from its core property, the Discovery Channel, first launched in 1985, to current global operations of 14 distinct media brands in 149 countries with 180 million total subscribers. DCI's other networks include Animal Planet, TLC, Travel Channel, Discovery Health and seven digital channels. In addition to Discovery.com, DCI's
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other properties consist of 165 Discovery Channel retail stores. DCI also distributes BBC America in the United States.

About Safeway Inc.: Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,663 stores in the U.S. and Canada and has annualized sales exceeding $31 billion. The company's stock is traded on the New York Stock Exchange under the symbol SWY.



Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of Section 21(e) of the Securities Exchange Act of 1934 that involve risks and uncertainties that could cause Pets.com's actual results to differ materially from those contained in such forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Potential risks and uncertainties include, without limitation, Pets.com's limited operating history, history of losses, significant fluctuations in operating results, dependence on building its brand and attracting a large number of potential customers, reliance on increasing its product distribution capacity, dependence on its relationships with Amazon.com, Go.com and other strategic relationships, dependence on suppliers for products and carriers to ship products to customers, intense competition in the pet retail and ecommerce market, and competitive pricing pressures. These and other risks are described in detail in Pets.com's Prospectus dated February 10, 2000, and in Pets.com's other filings with the Securities and Exchange Commission. Pets.com does not undertake any obligations to publicly update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Pets.com(TM), the Pets.com logo, Because Pets Can't Drive(TM), Keep It Comin'(TM), More Products Than A Superstore Delivers(TM), People Helping Animals, Animals Helping People(TM), and Pets.commitment(TM) are trademarks of Pets.com and Pets.com has the right to use Pets.complete(TM). All other brand names or trademarks appearing in this press release are the property of their respective holders. All rights reserved.